Exhibit (a)(1)(vii)
FAIRFAX News Release
Stock Symbol: FFH (TSX and NYSE)
TORONTO, September 23, 2009
FAIRFAX COMMENCES TENDER OFFER FOR MINORITY STAKE IN ODYSSEY RE FOR
$65 PER SHARE IN CASH
(Note: All dollar amounts in this press release are expressed in U.S. dollars.)
Fairfax Financial Holdings Limited (TSX and NYSE: FFH) announced that it has commenced, through a wholly owned subsidiary, the previously announced tender offer for all of the outstanding shares of common stock of Odyssey Re Holdings Corp. (“Odyssey Re”) (NYSE: ORH) that Fairfax does not currently own for $65 in cash per share.
Fairfax and Odyssey Re announced on September 18, 2009 the signing of a definitive merger agreement that has been approved by the Board of Directors of Odyssey Re, following the recommendation of the Special Committee of Independent Directors of its Board. The Odyssey Re Board has resolved to recommend that Odyssey Re minority stockholders tender their shares pursuant to the offer.
The offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City time, on October 21, 2009, unless the offer is extended. In addition to customary conditions, the offer is irrevocably subject to there having been validly tendered and not withdrawn a majority of the outstanding Odyssey Re shares that are held by stockholders that are not affiliated with Odyssey Re (including Fairfax and its subsidiaries and the directors and executive officers of each of Odyssey Re and Fairfax). The offer is not subject to a financing condition. Promptly after the tender offer is completed, Fairfax intends to consummate a second-step merger pursuant to which non-tendering holders of Odyssey Re common stock would be entitled to receive the price per share paid by Fairfax in the offer.
BofA Merrill Lynch is the Dealer Manager and Innisfree M&A Incorporated is the Information Agent for the offer.
Fairfax Financial Holdings Limited is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.
This announcement is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Odyssey Re common stock. Odyssey Re stockholders are advised to read the combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3, the Offer to Purchase, Odyssey Re’s Solicitation/Recommendation Statement on Schedule 14D-9 and other documents relating to the tender offer that have been or will be filed with the SEC and securities regulatory authorities in Canada because they contain important information. Anyone may obtain copies of these documents when available for free at the SEC’s website at www.sec.gov and at the Canadian Securities Administrators’ website at www.sedar.com, or by calling Innisfree M&A Incorporated, the Information Agent for the offer, toll free at 1-877-750-9499.
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946

This press release include certain forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Fairfax to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to the risks and uncertainties described in our most recently issued Annual Report which is available at www.fairfax.ca and in our Base Shelf Prospectus (under “Risk Factors”) filed with the securities regulatory authorities in Canada and the United States, which is available on SEDAR and EDGAR. Fairfax disclaims any intention or obligation to update or revise any forward-looking statements, except as required by law.

For further information contact:	Greg Taylor, Chief Financial Officer,
at (416) 367-4941

Media Contact:
Paul Rivett, Chief Legal Officer, at (416) 367-4941
FAIRFAX FINANCIAL HOLDINGS LIMITED
95 Wellington Street West, Suite 800, Toronto Ontario M5J 2N7 Telephone 416/367 4941 Telecopier 367 4946